EXHIBIT 99.1

Reading International Announces 1st Quarter 2008 Results

•	Revenue from continuing operations was up 42.0% over the 2007 quarter, to $39.7 million
•	Net Loss for the quarter was reduced by 65.0% over the 2007 quarter, to $226,000
•	EBITDA (1) as reported, was $6.9 million up 51.2% compared to $4.6 million in 2007 quarter

Los Angeles, California, - (PR NEWSWIRE) –May 19, 2008 – Reading International, Inc. (AMEX: RDI) announced today results for its quarter ended March 31, 2008.

First Quarter 2008 Highlights

 Our year-to-year results of operations were principally impacted by the following:

•
the acquisition on February 22, 2008, of 14 cinemas with 173 screens in Hawaii and California and an agreement to manage one cinema with 8 screens in Hawaii, the “Consolidated Entertainment” acquisition.  As a result of this acquisition the 2008 quarter included 39 days of these operating results;

•
through March 31, 2007, the sale of 65 out of 67 residential units comprising our Place 57 residential condominium tower in Manhattan, in which we own a 25% interest.  Sales of 6 units closed in the 2007 quarter, as opposed to zero units in the 2008 quarter;

•	the acquisition on February 1, 2007 of the long-term ground lease interest underlying our Tower Theater in Sacramento, California (the foremost art cinema in Sacramento); and

•
the increase in the value of the Australian and New Zealand dollars vis-à-vis the US dollar from $0.8104 and $0.7158, respectively, as of March 31, 2007 to $0.9132 and $0.7860, respectively, as of March 31, 2008.

First Quarter 2008 Discussion

Revenue from continuing operations increased from $28.0 million in the 2007 quarter to $39.7 million in 2008, a 42.0% increase.  The cinema revenue increase of $10.8 million was predominantly due to the US segment, due to the Consolidated Entertainment acquisition which contributed $6.5 million, and Australia ($3.9 million higher than last year).  The top 3 grossing films for the quarter in our circuit worldwide were: “I Am Legend,” “Alvin and the Chipmunks” and “10,000 B.C.,” which between them accounted for approximately 17.3% of our cinema box

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel.  EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

office revenue.  The increase in real estate revenue  of $914,000 was primarily in Australia and New Zealand.

As a percentage of revenue, operating expense, at 74.3% in the 2008 quarter was higher than the 71.9% of the 2007 quarter.  The primary drivers for this were a higher worldwide film rent expense for the 2008 film product and increased real estate expense in our Courtenay Central location in New Zealand.

Depreciation and amortization increased by $914,000, or 30.8%, from $3.0 million in the 2007 quarter to $3.9 million in the 2008 quarter, primarily due to the increase in assets as a result of the Consolidated Entertainment acquisition.

General and administrative expense increased by $1.0 million or 27.6%, from $3.7 million to $4.7 million in the 2008 quarter.  This increase was primarily related to legal and professional fees associated with certain ongoing litigation and audit fees primarily related to our acquisition of the Consolidated Entertainment cinema circuit.

Net interest expense increased by $1.1 million to $2.8 million in the 2008 quarter.  This was due to increased borrowings, primarily for the Consolidated Entertainment acquisition.

The other significant driver that affected the 2008 quarter compared to the 2007 quarter was the reported $1.7 million in Other Income for the 2008 quarter, compared to $735,000 in the 2007 quarter.  The $1.0 million change was primarily due to the partial or complete settlement of certain non-recurring claims.

As a result of the above, we reported a net loss of $226,000 for the 2008 quarter down from a net loss of $646,000 in the 2007 quarter.

Our EBITDA (1) at $6.9 million for the 2008 quarter was $2.3 million higher than the 2007 quarter of $4.6 million, equally driven by better operating margins (approximately $1.3 million) and income from certain settlements (approximately $1.0 million).

Acquisitions

Consolidated Entertainment Cinemas

On February 22, 2008, we completed the acquisition of fourteen motion picture exhibition theaters and theater-related assets from Pacific Theatres Exhibition Corp. and its affiliates, Consolidated Amusement Theatres, Inc. and Kenmore Rohnert, LLC (collectively, the “Sellers”) for $70.2 million.  Additionally, we entered into an agreement to operate one of the seller’s cinemas.  The cinemas, which are located in the United States, contain 181 screens with annual revenue of approximately $78.0 million.  The acquisition was made through a wholly owned subsidiary of RDI and was financed principally by a combination of debt financing from GE Capital Corporation and debt financing from the seller.

Australia Properties

Since the close of 2007, we have acquired or entered into agreements to acquire approximately 50,000 square feet of property in Australia, comprising four contiguous properties, which we intend to develop.  The aggregate purchase price of these properties is $12.5 million (AUS$13.7 million), of which $2.5 million (AUS$2.8 million) relates to the three properties that have been acquired and $10.0 million (AUS$10.9 million) relates to the one property that is still under contract to be acquired, subject to achieving certain rezoning conditions.

Balance Sheet

Our total assets at March 31, 2008 were $439.7 million compared to $346.1 million at December 31, 2007.  The currency exchange rates for Australia and New Zealand as of March 31, 2008 were $0.9132 and $0.7860, respectively, and as of December 31, 2007, these rates were $0.8776 and $0.7678, respectively.  As a result, currency had a positive effect on the balance sheet at March 31, 2008 compared to December 31, 2007.

Our cash position at March 31, 2008 was $30.6 million compared to $20.8 million at December 31, 2007.

In October 2007, we negotiated an increase of our total borrowing limit of the Australia Corporate Credit Facility from $91.3 million (AUS$100.0 million) to $100.5 million (AUS$110.0 million).  At March 31, 2008, we had drawn a total of $90.4 million (AUS$99.0 million) against this facility and issued lease guarantees as the lessee of $3.7 million (AUS$4.0 million) leaving an available, undrawn balance of $6.4 million (AUS$7.0 million).

On June 29, 2007, we finalized the renegotiation of our New Zealand Corporate Credit Facility as a $47.2 million (NZ$60.0 million) line of credit.  During February 2007, we paid off our term debt of this facility of $34.4 million (NZ$50.0 million) using the proceeds from our new subordinated notes described below.  At March 31, 2008 we had drawn only $2.5 million (NZ$3.2 million) against this line of credit, leaving an available undrawn balance of $44.7 million (NZ$56.8 million).

As a result, at the present time we have approximately $6.4 million (AUS$7.0 million) in undrawn funds under our Australian Corporate Credit Facility.  We have undrawn funds of $44.7 million (NZ$56.8 million) against our Line of Credit in New Zealand.  Accordingly, we believe that we have sufficient borrowing capacity under our Australian Corporate Credit Facility and our New Zealand Line of Credit to meet our anticipated short-term working capital requirements.

Our negative working capital at March 31, 2008 of $81.8 million compares to a positive working capital of $6.3 million at December 31, 2007.  This is driven by the reclassification at March 31, 2008 of our Australian Corporate Credit Facility of $90.4 (AUS$99.0 million) into current liabilities.  The Australian facility terminates on January 01, 2009, but we have reached oral agreement with our Australian bank to extend and increase this facility.  This oral agreement is currently being memorialized.

Requiring estimated funding of approximately $500.0 million, our development in Burwood, Australia will clearly not be funded from normal working capital even in a phased approach.  Based on our review of similar sales in the area, we estimate the current value of the property could be in the range of $82.2 million – $91.3 million (AUS$90.0 - AUS$100.0 million).  We have approached several financing sources who have already given a high-level, favorable response to this funding.  However, we continue to investigate all options available to us including debt financing, equity financing, and joint venture partnering to achieve the optimal financing structure for this very significant development.

Stockholders’ equity was $127.0 million at March 31, 2008 compared to $121.4 at December 31, 2007.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com/), and

o	City Cinemas brand (http://citycinemas.moviefone.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz),

o	Rialto (http://www.rialto.co.nz), and

o	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands.

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different view as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.    (213) 235 2240

[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Loss (Unaudited)
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended March 31,
	2008	2007

Revenue	$39,726	$27,975
Operating expense
Cinema/real estate	29,520	20,122
Depreciation and amortization	3,882	2,968
General and administrative	4,688	3,675

Operating income	1,636	1,210

Interest expense, net	(2,838)	(1,750)
Other income	1,736	735
Income tax expense	(417)	(499)
Minority interest expense	(343)	(342)

Net loss	$ (226)	$ (646)

Basic and diluted loss per share	$ (0.01)	$ (0.03)

EBITDA*	$ 6,911	$ 4,571

EBITDA* change	$2,340

*
EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended March 31,
	2008	2007

Net loss	$(226)	$(646)
Add: Interest expense, net	2,838	1,750
Add: Income tax provision	417	499
Add: Depreciation and amortization	3,882	2,968

EBITDA	$6,911	$4,571

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenue
Cinema	$35,343	$24,506
Real estate	4,383	3,469
	39,726	27,975
Operating expense
Cinema	27,406	18,120
Real estate	2,114	2,002
Depreciation and amortization	3,882	2,968
General and administrative	4,688	3,675
	38,090	26,765

Operating income	1,636	1,210

Other income (expense)
Interest income	237	145
Interest expense	(3,075)	(1,895)
Net loss on sale of assets	--	(185)
Other income (expense)	1,377	(736)
Income (loss) before minority interest expense, income tax expense, and equity earnings of unconsolidated joint ventures and entities	175	(1,461)
Minority interest expense	(343)	(342)
Loss before income tax expense and equity earnings of unconsolidated joint ventures and entities	(168)	(1,803)
Income tax expense	(417)	(499)
Loss before equity earnings of unconsolidated joint ventures and entities	(585)	(2,302)
Equity earnings of unconsolidated joint ventures and entities	359	1,656
Net loss	$(226)	$(646)

Basic and diluted loss per share	$(0.01)	$(0.03)
Weighted average number of shares outstanding – basic and dilutive	22,476,355	22,482,804

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)
	March 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$30,441	$20,782
Receivables	5,259	5,671
Inventory	769	654
Investment in marketable securities	4,717	4,533
Restricted cash	59	59
Prepaid and other current assets	2,312	3,800
Total current assets	43,557	35,499
Land held for sale	2,018	1,984
Property held for development	13,996	11,068
Property under development	73,879	66,787
Property & equipment, net	219,433	178,174
Investment in unconsolidated joint ventures and entities	16,266	15,480
Investment in Reading International Trust I	1,547	1,547
Goodwill	32,044	19,100
Intangible assets, net	25,694	8,448
Other assets	11,230	7,984
Total assets	$439,664	$346,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$14,136	$12,331
Film rent payable	5,955	3,275
Notes payable – current portion	92,133	395
Note payable to related party – current portion	5,000	5,000
Taxes payable	4,924	4,770
Deferred current revenue	3,005	3,214
Other current liabilities	183	169
Total current liabilities	125,336	29,154
Notes payable – long-term portion	102,274	111,253
Notes payable to related party – long-term portion	9,000	9,000
Subordinated debt	51,547	51,547
Noncurrent tax liabilities	5,545	5,418
Deferred non-current revenue	550	566
Other liabilities	15,395	14,936
Total liabilities	309,647	221,874
Commitments and contingencies (Note 13)
Minority interest in consolidated affiliates	3,042	2,835
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,564,339 issued and 20,987,115 outstanding at March 31, 2008 and 35,564,339 issued and 20,987,115 outstanding at December 31, 2007	216	216
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at March 31, 2008 and at December 31, 2007	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no outstanding shares	--	--
Additional paid-in capital	132,186	131,930
Accumulated deficit	(52,896)	(52,670)
Treasury shares	(4,306)	(4,306)
Accumulated other comprehensive income	51,760	46,177
Total stockholders’ equity	126,975	121,362
Total liabilities and stockholders’ equity	$439,664	$346,071